Exhibit 99.1

News Release	Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, WI 53202 www.sensient.com

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended September 30, 2017

MILWAUKEE—October 19, 2017 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 73 cents in the third quarter of 2017 compared to 79 cents in last year’s third quarter.  Revenue was $353.5 million in this year’s third quarter compared to $349.7 million in the comparable period last year.  Operating income was $52.0 million in the third quarter of 2017 and $51.2 million in last year’s third quarter. Foreign currency translation increased revenue by approximately 2%, and operating income and earnings per share by approximately 1%, each in the third quarter.

For the nine months ended September 30, 2017 and 2016, earnings per share from continuing operations were $1.72 and $2.04, respectively. Revenue was $1.0 billion in the first nine months of 2017 and $1.1 billion in the first nine months of 2016. Operating income was $120.4 million and $142.3 million in the first nine months of 2017 and 2016, respectively. Foreign currency translation did not have a significant impact on revenue, operating income or earnings per share in the first nine months of the year.

The reported results include restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced operating income by $6.0 million, or 15 cents per share, in this year’s third quarter and $45.2 million, or 85 cents per share, in the first nine months of 2017. In 2016, restructuring and other costs reduced operating income by $3.0 million, or 4 cents per share, in the third quarter, and $19.9 million, or 38 cents per share, in the first nine months of 2016.

- MORE -

Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended September 30, 2017
October 19, 2017
The adjusted results, discussed below, eliminate the impact of restructuring and other costs and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s third quarter adjusted earnings per share from continuing operations increased approximately 7% to 89 cents, compared to 83 cents in the comparable period last year.  Adjusted third quarter operating income was $58.0 million, an increase of approximately 7% from $54.1 million reported in the third quarter of 2016. Foreign currency translation increased both adjusted operating income and adjusted earnings per share by approximately 1%.

For the nine months ended September 30, 2017 and 2016, adjusted earnings per share from continuing operations were $2.58 and $2.42, respectively. Adjusted operating income was $165.6 million in the first nine months of this year compared to $162.2 million in the comparable period last year. Foreign currency translation did not have a significant impact on either adjusted operating income or adjusted earnings per share in the first nine months of 2017.

Cash provided by operating activities was $48.3 million in the quarter compared to $49.7 million in last year’s third quarter.

- MORE -

Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended September 30, 2017
October 19, 2017
BUSINESS REVIEW

The Color Group reported revenue of $133.2 million in the quarter, an increase of 6% compared to $125.7 million in last year’s third quarter. Segment operating income increased approximately 8% to $28.6 million in the quarter.  Foreign currency increased both revenue and operating income by approximately 2% in the quarter.  The Group’s higher profit was driven by strong results in Cosmetics and solid performances by the Food Color businesses in Europe, North America and Asia.

For the first nine months of 2017, the Color Group reported revenue of $400.2 million, an increase of approximately 4% over $384.4 million reported in the comparable period last year. Segment operating income increased approximately 6% to $87.9 million in the first nine months of this year compared to $82.9 million reported in the first nine months of last year. Foreign currency translation had an insignificant impact on revenue and operating income in the first nine months of the year.

The Flavors & Fragrances Group reported third quarter revenue of $196.0 million, a decrease of approximately 2% compared to $200.8 million reported in the comparable period last year.  Segment operating income was $33.0 million, an increase of approximately 2% compared to $32.4 million reported in the third quarter of 2016. The Group’s higher profit was a result of solid performances in the Bionutrients, North America Savory, Europe Savory, Latin America, North America Beverage and Natural Ingredients businesses. Foreign currency translation increased revenue by approximately 1% in the quarter and had a minimal impact on operating income.

The Flavors & Fragrances Group reported revenue of $568.4 million and $608.7 million in the first nine months of 2017 and 2016, respectively. Segment operating income was $90.3 and $95.5 million in the first nine months of 2017 and 2016, respectively. Foreign currency translation reduced revenue and operating income by approximately 1% each, in the first nine months of 2017.

- MORE -

Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended September 30, 2017
October 19, 2017
The Asia Pacific Group reported revenue of $32.7 million, an increase of approximately 2% compared to $32.1 million reported in the comparable period last year. Segment operating income was $5.8 million and $6.3 million in the third quarters of 2017 and 2016, respectively. For the first nine months of 2017 and 2016, revenue was $91.3 million and $90.4 million, respectively. Segment operating income was $14.8 million and $17.5 million in the first nine months of 2017 and 2016, respectively. Foreign currency translation had less than a 1% favorable impact on revenue and operating income in the quarter and year-to-date periods.

Corporate & Other, which includes the restructuring and other costs, reported operating costs of $15.4 million in the quarter and $72.5 million in the first nine months of 2017. In 2016, Corporate & Other reported operating costs of $14.0 million in the quarter and $53.6 million in the first nine months. The higher Corporate & Other costs in this year’s first nine months are primarily attributable to higher restructuring and other costs, which principally relate to the non-cash losses from the divestitures of a European savory ingredient facility and the Company’s European Natural Ingredients business, which were both completed in the first quarter of 2017.

“Sensient had another solid quarter with good performances in both the Color Group and Flavors & Fragrances Group,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “The Color Group delivered a very good result driven by strong demand for cosmetics, while several businesses contributed to a solid performance by the Flavors & Fragrances Group. I remain very optimistic about the Company’s future.”

2017 OUTLOOK

Sensient expects earnings per share from continuing operations to be between $2.47 and $2.52, which includes an estimated 93 cents of restructuring and other costs.   The Company’s previous guidance had been between $2.56 and $2.61, which included 84 cents of restructuring and other costs.

- MORE -

Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended September 30, 2017
October 19, 2017
The Company’s expectations for adjusted earnings per share, which excludes restructuring and other costs, is unchanged and continues to be within the range of $3.40 to $3.45.  Refer to “Reconciliation of Non-GAAP Amounts” below for a description of restructuring and other costs excluded from the adjusted results.

CONFERENCE CALL

The Company will host a conference call to discuss its 2017 third quarter financial results at 10:00 a.m. CDT on Friday, October 20, 2017.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 95350828.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on October 20, 2017, through midnight on October 27, 2017, by calling (404) 537-3406 and referring to conference identification number 95350828.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

- MORE -

Sensient Technologies Corporation	Page 6
Earnings Release – Quarter Ended September 30, 2017
October 19, 2017
This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

- MORE -

Sensient Technologies Corporation	Page 7
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Revenue	$353,519	$349,662	1.1%	$1,033,391	$1,052,966	-1.9%

Cost of products sold	230,784	227,099	1.6%	670,486	690,126	-2.8%
Selling and administrative expenses	70,725	71,412	-1.0%	242,478	220,505	10.0%

Operating income	52,010	51,151	1.7%	120,427	142,335	-15.4%
Interest expense	4,946	4,584		14,474	14,021

Earnings before income taxes	47,064	46,567		105,953	128,314
Income taxes	14,851	10,948		29,774	36,751

Earnings from continuing operations	32,213	35,619		76,179	91,563
Gain from discontinued operations, net of tax	-	-		-	3,343
Net earnings	$32,213	$35,619	-9.6%	$76,179	$94,906	-19.7%

Earnings per share of common stock:
Basic:
Continuing operations	$0.74	$0.80		$1.73	$2.05
Discontinued operations	-	-		-	0.07
Earnings per share of common stock	$0.74	$0.80		$1.73	$2.13

Diluted:
Continuing operations	$0.73	$0.79		$1.72	$2.04
Discontinued operations	-	-		-	0.07
Earnings per share of common stock	$0.73	$0.79		$1.72	$2.11

Average common shares outstanding:
Basic	43,624	44,532		43,947	44,604

Diluted	43,864	44,816		44,209	44,873

Reconciliation of Non-GAAP Amounts

The Company's results from continuing operations for the three and nine months ended September 30, 2017, include pre-tax restructuring and other costs of $6.0 million ($6.7 million after-tax or $0.15 per share) and $45.2 million ($37.8 million after-tax or $0.85 per share), respectively. The restructuring costs relate to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 and 2016 relate to the now completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France. The Company's results from continuing operations for the three and nine months ended September 30, 2016, include pre-tax restructuring and other costs of $3 million ($1.6 million after-tax or $0.04 per share) and $20 million ($16.9 million after-tax or $0.38 per share), respectively.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Operating income from continuing operations (GAAP)	$52,010	$51,151	1.7%	$120,427	$142,335	-15.4%
Restructuring - Cost of products sold	3,073	-		3,415	810
Restructuring - Selling and administrative	2,927	2,781		30,212	8,588
Other - Selling and administrative	14	191		11,555	10,483
Adjusted operating income	$58,024	$54,123	7.2%	$165,609	$162,216	2.1%

Net earnings from continuing operations (GAAP)	$32,213	$35,619	-9.6%	$76,179	$91,563	-16.8%
Restructuring and other, before tax	6,014	2,972		45,182	19,881
Tax impact of restructuring and other	681	(1,399)		(7,424)	(2,999)
Adjusted net earnings	$38,908	$37,192	4.6%	$113,937	$108,445	5.1%

Diluted EPS from continuing operations (GAAP)	$0.73	$0.79	-7.6%	$1.72	$2.04	-15.7%
Restructuring and other, net of tax	0.15	0.04		0.85	0.38
Adjusted diluted EPS	$0.89	$0.83	7.2%	$2.58	$2.42	6.6%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

- MORE -

Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)
Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue	2017	2016	% Change	2017	2016	% Change

Flavors & Fragrances	$195,992	$200,775	-2.4%	$568,423	$608,747	-6.6%
Color	133,223	125,732	6.0%	400,183	384,415	4.1%
Asia Pacific	32,708	32,093	1.9%	91,289	90,423	1.0%
Intersegment elimination	(8,404)	(8,938)		(26,504)	(30,619)

Consolidated	$353,519	$349,662	1.1%	$1,033,391	$1,052,966	-1.9%

Operating Income

Flavors & Fragrances	$33,006	$32,386	1.9%	$90,278	$95,494	-5.5%
Color	28,624	26,522	7.9%	87,913	82,947	6.0%
Asia Pacific	5,780	6,251	-7.5%	14,750	17,500	-15.7%
Corporate & Other	(15,400)	(14,008)		(72,514)	(53,606)

Consolidated	$52,010	$51,151	1.7%	$120,427	$142,335	-15.4%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments. Beginning in the first quarter of 2017, the results of operations for certain of the cosmetic and fragrance businesses in the Asia Pacific segment, are now reported in the Color segment and Flavors & Fragrances segment, respectively. The results for 2016 have been restated to reflect these changes. The 2017 and 2016 restructuring and other costs related to continuing operations are reported in Corporate & Other.

Consolidated Condensed Balance Sheets
September 30,	2017	2016

Cash and cash equivalents	$24,654	$23,505
Trade accounts receivable, net	222,552	244,157
Inventories	456,480	406,957
Other current assets	50,641	86,588
Total Current Assets	754,327	761,207

Goodwill & intangible assets (net)	414,785	406,244
Property, plant, and equipment (net)	484,761	478,429
Other assets	84,992	89,739

Total Assets	$1,738,865	$1,735,619

Trade accounts payable	$101,104	$99,468
Short-term debt	20,092	21,417
Other current liabilities	89,015	103,562
Total Current Liabilities	210,211	224,447

Long-term debt	607,395	596,840
Accrued employee and retiree benefits	21,283	20,919
Other liabilities	20,444	15,017
Shareholders' Equity	879,532	878,396

Total Liabilities and Shareholders' Equity	$1,738,865	$1,735,619

- MORE -

Sensient Technologies Corporation	Page 9
(In thousands, except per share amounts)
Consolidated Statements of Cash Flows
Three Months Ended September 30,	2017	2016

Cash flows from operating activities:
Net earnings	$32,213	$35,619
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	12,190	11,875
Stock-based compensation	2,044	1,940
Net loss (gain) on assets	1,043	(214)
Loss on divestiture of businesses	22	-
Deferred income taxes	(4,322)	2,223
Changes in operating assets and liabilities	5,118	(1,694)

Net cash provided by operating activities	48,308	49,749

Cash flows from investing activities:
Acquisition of property, plant and equipment	(13,159)	(23,710)
Proceeds from sale of assets	139	2,687
Other investing activity	(206)	(34)

Net cash used in investing activities	(13,226)	(21,057)

Cash flows from financing activities:
Proceeds from additional borrowings	48,567	55,886
Debt payments	(35,882)	(62,630)
Purchase of treasury stock	(37,743)	(6,673)
Dividends paid	(13,143)	(12,091)
Other financing activity	59	119

Net cash used in financing activities	(38,142)	(25,389)

Effect of exchange rate changes on cash and cash equivalents	1,698	9

Net (decrease) increase in cash and cash equivalents	(1,362)	3,312
Cash and cash equivalents at beginning of period	26,016	20,193
Cash and cash equivalents at end of period	$24,654	$23,505

Supplemental Information
Three Months Ended September 30,	2017	2016

Dividends paid per share	$0.30	$0.27